EXHIBIT 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 Phone: 803-326-3900
www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com
3D Systems Reports Operating Results for
First Quarter 2007
ROCK HILL, S.C., May 30, 2007 – 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced today its operating results for the first quarter of 2007. These results were generally in line with the previously announced expectations that the company issued on May 10. The company also filed its Form 10-Q for the first quarter of 2007 with the SEC today.
The company will hold a conference call and simultaneous webcast to discuss its first quarter results tomorrow morning, May 31, 2007, at 9:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.
For the first quarter of 2007, revenue increased 9.8% to a first-quarter record of $36.9 million from $33.6 million for the first quarter of 2006. This increase was led by revenue from engineered materials and composites, which increased 29.4% to $15.4 million from $11.9 million in the 2006 quarter. Revenue from systems and other products increased 6.6% to $13.2 million from $12.4 million for the first quarter of 2006. Revenue from services decreased 10.8% to $8.4 million from $9.4 million in the 2006 quarter.
On a consolidated basis, gross profit for the current quarter increased to $15.9 million from $13.6 million for the first quarter of 2006. Gross profit margin increased to 43.1% of total revenue from 40.4% of total revenue for the

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2006 quarter, reflecting the company’s higher profit margins on sales of engineered materials and systems, but partially offset by a decline in profit margins on service revenue. For the first quarter of 2007, cost of sales increased 4.9%, a rate less than the rate of increase in total revenue, to $21.0 million from $20.0 million for the first quarter of 2006.
Operating expenses were $3.0 million higher in the first quarter of 2007 than in the first quarter of 2006 primarily due to $4.8 million of higher selling, general and administrative expenses. The increase in SG&A was due primarily to $2.3 million of costs associated with the company’s restatement of its financial statements and year-end audit, $1.0 million of severance and stock-based compensation expense primarily related to the departure of its former chief financial officer and $0.4 million of additional depreciation expense related to the Rock Hill facility and ERP equipment.
Operating expenses for the three months ended March 31, 2007, were aided by the absence of $1.6 million of restructuring costs that the company incurred in the first quarter of 2006 related to its relocation to Rock Hill, South Carolina.
While research and development expenses declined by $0.2 million in the first quarter of 2007, the company continues to work on selected new product developments and expects to incur $12 million to $13 million of research and development expenses in 2007.
Net loss available to the common stockholders increased to $3.1 million in the first quarter of 2007 from $1.9 million for the first quarter of 2006, primarily reflecting the company’s operating loss, higher interest expenses and higher tax provisions. Diluted net loss per share available to common stockholders was $0.16 and $0.13 for the quarters ended March 31, 2007 and 2006, respectively.
The company ended its first quarter of 2007 with $7.0 million of unrestricted cash, which primarily reflected borrowings under its Silicon Valley Bank credit facility that comes due at the beginning of July. The company expects to repay or refinance those borrowings when they become due out of available cash, the

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renewal or replacement of that credit facility or other sources of financing. Borrowings under that credit facility were $8.2 million at March 31, 2007.
“I am very pleased that we are finally catching up in our financial reporting and are able to share with you our first quarter’s financial results,” said Abe Reichental, 3D Systems’ president and chief executive officer. “We are working very hard to return to timely reporting of our operating results.”
Operating Results

	First Quarter
($ Millions, except per share amounts)	2007	2006	% Change
Revenue	$36.9	$33.6	9.8%

Gross profit	$15.9	$13.6
% of Revenue	43.1%	40.4%	16.9%

Operating expenses	$18.0	$15.0
% of Revenue	48.7%	44.5%	20.3%

Operating loss	$(2.1)	$(1.3)	NM

Net loss available to common stockholders	$(3.1)	$(1.9)	NM

Diluted net loss per share available to common stockholders	$(0.16)	$(0.13)	NM

Depreciation and amortization	$1.8	$1.6
% of Revenue	4.9%	4.8%	12.5%

NM=not meaningful
“I am particularly pleased that sales of our engineered materials and composites continued to increase at a double-digit rate for the first quarter of 2007. I am also gratified that the decline in revenue from certain legacy products and less profitable services continues as planned. We believe that our overall results reflect the continued demand for our products and demonstrate that the

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strategic actions that we have taken since late 2003 to reshape our organization, transform our product portfolio and re-engineer our business model are taking effect.
“As I shared with you few weeks ago, we believe that our growing installed base, coupled with the integration of our new systems with proprietary materials cartridges and our continuum of expert solutions, should improve the profitability of our business as revenue from materials continues to outpace our growth in systems. Over time, this trend should improve the stability of our revenue base as consumables’ sales rise as a percentage of the product mix relative to systems,” continued Reichental.
“During the first quarter we incurred abnormally high operating expenses primarily related to accounting and severance costs which largely contributed to our operating loss for the first quarter. These higher operating expenses more than offset our higher gross profit from higher revenue and favorable mix in the first quarter,” added Reichental.
“We believe that the majority of our operational issues have been resolved successfully. We remain confident in our overall direction and expect that the key initiatives and investments that we undertook throughout 2006 will provide us with the right platform to achieve our long-term objectives,” concluded Reichental.
Conference Call and Audio Webcast Details
3D Systems will hold a conference call and audio Webcast to discuss its first quarter 2007 financial results tomorrow morning, May 31, 2007, at 9:00 a.m., Eastern Time.
To access the Conference call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for five days. To access the recording, dial 1-800-642-

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1687 (or 706-645-9291 from outside the United States) and enter 2097397, the conference call ID number.
To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the Webcast is provided on the homepage of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.
Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-Looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements in the conditional or future tense or that include terms as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to the future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filing with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

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About 3D Systems Corporation
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.
- tables follow -

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2007 and March 31, 2006
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenue:
Products	$28,559	$24,252
Services	8,373	9,391

Total revenue	36,932	33,643

Cost of sales:
Products	14,064	13,010
Services	6,965	7,028

Total cost of sales	21,029	20,038

Gross profit	15,903	13,605

Operating expenses:
Selling, general and administrative	14,892	10,057
Research and development	3,087	3,257
Restructuring costs	—	1,638

Total operating expenses	17,979	14,952

Loss from operations	(2,076)	(1,347)
Interest expense and other, net	686	167

Loss before provision for income taxes	(2,762)	(1,514)
Provision for income taxes	358	23

Net loss	(3,120)	(1,537)
Preferred stock dividends	—	411

Net loss available to common stockholders	$(3,120)	$(1,948)

Shares used to calculate basic and diluted net loss available to common stockholders per share (1)	19,116	15,372

Basic and diluted net loss available to common stockholders per share (1)	$(0.16)	$(0.13)

(1)	See Schedule 1 for the calculation of basic and diluted net loss available to common stockholders per share.

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3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,007	$14,331
Accounts receivable, net	28,061	34,513
Inventories, net	30,766	26,114
Prepaid expenses and other current assets	5,278	6,268
Deferred income tax assets	445	748
Restricted cash — short-term	1,200	1,200
Assets held for sale, net	3,454	3,454

Total current assets	76,211	86,628

Property and equipment, net	23,699	23,763
Intangible assets, net	6,173	6,602
Goodwill	46,917	46,867
Other assets, net	2,257	2,334

	$155,257	$166,194

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank credit facility	$8,200	$8,200
Industrial development bonds related to assets held for sale	3,435	3,545
Current portion of capitalized lease obligations	171	168
Accounts payable	20,522	26,830
Accrued liabilities	12,023	12,577
Customer deposits	2,484	6,510
Deferred revenue	13,457	11,463

Total current liabilities	60,292	69,293

Long-term portion of capitalized lease obligations	8,800	8,844
Convertible subordinated debentures	14,845	15,354
Long-term income tax payable	885	—
Other liabilities	3,318	3,034

Total liabilities	88,140	96,525

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 19,144 (2007) and 19,085 (2006)	19	19
Additional paid-in capital	134,194	132,566
Treasury stock, at cost; 37 shares (2007) and 28 shares (2006)	(97)	(89)
Accumulated deficit in earnings	(68,783)	(64,455)
Accumulated other comprehensive net loss	1,784	1,628

Total stockholders’ equity	67,117	69,669

	$155,257	$166,194

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2007 and March 31, 2006
(in thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,120)	$(1,537)
Adjustments to reconcile net income to net cash used in operating activities :
Provision for deferred income taxes	358	23
Depreciation and amortization	1,812	1,619
Provision for bad debts	(74)	60
Adjustments to inventory reserves	343	(170)
Stock-based compensation expense	963	452
Loss on disposition of property and equipment	—	2
Changes in operating accounts:
Accounts receivable	6,632	3,650
Lease receivable	—	20
Inventories	(5,704)	(1,930)
Prepaid expenses and other current assets	995	25
Other assets	97	183
Accounts payable	(6,319)	815
Accrued liabilities	(1,063)	(476)
Customer deposits	(4,193)	(594)
Deferred revenue	1,930	277
Other liabilities	241	1

Net cash (used in) provided by operating activities	(7,102)	2,420

Cash flows from investing activities:
Purchase of property and equipment	(122)	(1,584)
Proceeds from sale of property and equipment	—	150
Additions to licenses and patents	(128)	(159)
Software development costs	(212)	(130)

Net cash used in investing activities	(462)	(1,723)

Cash flows from financing activities:
Stock option and restricted stock proceeds	148	1,687
Repayment of long-term debt	(151)	(102)

Net cash (used in) provided by financing activities	(3)	1,585
Effect of exchange rate changes on cash	243	4

Net (decrease) increase in cash and cash equivalents	(7,324)	2,286
Cash and cash equivalents at the beginning of the period	14,331	24,328

Cash and cash equivalents at the end of the period	$7,007	$26,614

Supplemental Cash Flow Information:
Interest payments	$325	$30
Income tax payments	167	312
Non-cash items:
Conversion of 6% convertible subordinated debentures	509	—
Adjustment for FIN 48 adoption	1,208	—
Accrued dividends on preferred stock	—	387
Transfer of equipment from inventory to property and equipment, net	945	694
Transfer of equipment to inventory from property and equipment, net	112	30

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Schedule 1
Following is a reconciliation of the numerator and denominator of the basic and diluted net loss available to common stockholders per share computations:

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Basic and diluted(1) net loss available to common stockholders per share:
Numerator:
Net loss available to common stockholders	$(3,120)	$(1,948)

Denominator:
Weighted average common shares outstanding	19,116	15,372

Basic and diluted net loss available to common stockholders, per share	$(0.16)	$(0.13)

(1)	For the three month periods ended March 31, 2007 and March 31, 2006, potentially dilutive common stock equivalents including stock options, stock awards, convertible subordinated debentures and, in the 2006 period, convertible preferred stock either outstanding or issuable during the period(s) presented were excluded from the computation of diluted net loss available to common shareholders per share, as their inclusion would have been anti-dilutive.